Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to all references to Ryder Scott Company, L.P. and/or the reports prepared by Ryder Scott Company, L.P. entitled “Estimated Future Reserves and Income Attributable to Certain Leasehold and Royalty Interests SEC Case as of December 31, 2004, 2003 and 2002” in the Form 10-K for the year ended December 31, 2004 and to the incorporation by reference into Spinnaker Exploration Company’s previously filed registration statement No. 333-89894 on Form S-3 and registration statement Nos. 333-105461, 333-89779, 333-36592 and 333-61888 on Form S-8.

/S/ RYDER SCOTT COMPANY, L.P.
RYDER SCOTT COMPANY, L.P.

Houston, Texas

March 11, 2005